Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 Telephone: 203 622 3131
203 622 6080
unitedrentals.com
United Rentals Announces Fourth Quarter and Full Year 2008 Results
GREENWICH, Conn. — February 25, 2009 — United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter and full year 2008. For the fourth quarter, total revenue was $791 million and rental revenue was $600 million, compared with $925 million and $681 million, respectively, for the fourth quarter 2007. For the full year, total revenue was $3.3 billion and rental revenue was $2.5 billion, compared with $3.7 billion and $2.6 billion, respectively, for the full year 2007.
2008 Highlights
•	Free cash flow generation increased to $335 million for full year 2008, compared with $242 million for 2007

•	Closed or consolidated 75 underperforming branches during the year and reduced headcount by approximately 1,000

•	Pro-forma EBITDA margin increased to 32.4% for full year 2008, compared with 31.2% for 2007

•	SG&A expense reduction of $28 million for fourth quarter, and $84 million for the full year 2008, resulting in an SG&A margin improvement of 0.4 percentage points to 15.7% of revenue for the year

•	A record $1.3 billion of equipment (original equipment cost) was transferred among branches, on average each quarter, to better align fleet with demand

•	Time utilization was 64.2% for the fourth quarter and 63.6% for the full year 2008, a decrease of 0.8 percentage points and 0.4 percentage points, respectively, from 2007; rental rates declined 6.4% for the quarter and 3.1% for the year

•	Contractor supplies gross margin increased year-over-year by 4.8 percentage points to 25.6% for the fourth quarter, and by 4.6 percentage points to 23.6% for the full year
CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, “Our 2008 performance reflects our ability to pull the key levers that are within our control, especially our cost structure, liquidity and fleet performance, to confront a challenging environment. Despite weak end markets as the year progressed, we succeeded in increasing our full year cash flow, pro forma EBITDA margin and SG&A ratio. These improvements are the result of a disciplined internal plan designed to ensure short-term stability and long-term growth.”
Kneeland continued, “We are entering 2009 with a continued focus on cost control, a sound capital structure that provides ample liquidity, and the ability to limit capex and to generate positive cash flow. In January we launched a company-wide initiative for customer service leadership that will give us strategic advantages now and in a recovery.”
Fourth Quarter 2008 Results
On a GAAP continuing operations basis, the company reported a fourth quarter 2008 loss of $853 million, or a loss of $14.25 per diluted share, compared with income of $153 million, or $1.36 earnings per diluted share, for the fourth quarter 2007. The fourth quarter 2008 loss includes the following after-tax items: (i) a previously announced non-cash goodwill impairment charge of $911 million, or $(15.21) per diluted share; (ii) a gain of $26 million, or $0.44 per diluted share, related to the repurchase of $130 million principal amount of outstanding senior and senior subordinated notes; (iii) a charge of $12 million, or $(0.20) per diluted share, related to the aggregate impact of closing 43 branches during the quarter and impairing certain assets; and (iv) a net after-tax foreign currency transaction loss of $1 million, or $(0.01) per diluted share, related to the company’s Canadian operations. Fourth quarter 2007 income from continuing operations includes an after-tax gain of $59 million, or $0.52 per diluted share, related to the termination of the Cerberus merger agreement and net after-tax foreign currency transaction gains of $11 million, or $0.10 per diluted share, related to the company’s Canadian operations.
The company reported pro-forma continuing operations EPS of $0.65 for the fourth quarter 2008 as compared to $0.75 for the prior year. The decline in profitability primarily reflects lower equipment rental revenue and gross profit in a softening construction environment, partially offset by a lower share count as well as the company’s successful cost cutting initiatives. 2008 pro-forma EPS excludes the impact of the goodwill impairment charge, the gain on the repurchase of the notes, the aggregate impact of branch closures and asset impairments, and the foreign currency transaction loss, while 2007 pro-forma EPS excludes the impact of the merger termination benefit as well as the foreign currency transaction gains.
EBITDA, a non-GAAP measure, was $234 million and EBITDA margin was 29.6% for fourth quarter 2008, compared with $415 million and 44.9% for fourth quarter 2007. Fourth quarter 2008 EBITDA includes $11 million of branch-closure charges and a $1 million foreign currency transaction loss. Fourth quarter 2007 EBITDA includes a gain of $94 million associated with the merger termination benefit as well as foreign currency transaction gains of $17 million. Excluding the impact of these items, the company’s fourth quarter pro-forma EBITDA margin was 31.1%, a decrease of 1.8 percentage points from the fourth quarter 2007.
Full Year 2008 Results
On a GAAP continuing operations basis, the company reported a full year 2008 loss of $704 million, or a loss of $12.62 per diluted share, compared with income of $363 million, or $3.26 earnings per diluted share, for full year 2007. The full year 2008 loss includes the following after-tax items: (i) a non-cash goodwill impairment charge of $911 million, or $(12.19) per diluted share; (ii) a gain of $26 million, or $0.35 per diluted share, related to the note repurchases; (iii) charges of $14 million, or $(0.18) per diluted share, related to the aggregate impact of closing 75 branches during the year and impairing certain assets; (iv) an $8 million, or $(0.10) per diluted share, charge principally related to the establishment of a foreign tax credit valuation allowance as a result of the preferred stock repurchase discussed below; (v) the $14 million, or $(0.19) per diluted share, SEC settlement charge; and (vi) the $1 million, or $(0.01) per diluted share, foreign currency transaction loss. Additionally, the full year 2008 loss includes a preferred stock redemption charge of $239 million, or $(3.19) per diluted share, related to the company’s June 2008 repurchase of all of its outstanding Series C and D preferred stock, which reduces income available to common stockholders for EPS purposes but does not affect net income. Full year 2007 income from continuing operations includes an after-tax gain of $57 million, or $0.50 per diluted share, related to the termination of the Cerberus merger agreement, as well as net after-tax foreign currency transaction gains of $11 million, or $0.10 per diluted share.
The company reported pro-forma continuing operations EPS of $2.62 for 2008 as compared to $2.67 for the prior year. The decline in profitability primarily reflects lower equipment rental revenue and gross profit in a softening construction environment, partially offset by the company’s successful cost cutting initiatives as well as a lower share count. 2008 pro-forma EPS excludes the impact of the goodwill impairment charge, the gain on the repurchase of the notes, the preferred stock redemption charge and related foreign tax credit valuation allowance, the SEC charge, the aggregate impact of branch closures and asset impairments, and the foreign currency transaction loss. 2007 pro-forma EPS excludes the impact of the merger benefit, foreign currency transaction gains and branch closures.
EBITDA was $1.03 billion and EBITDA margin was 31.5% for full year 2008, compared with $1.27 billion and 34.1% for full year 2007. Full year 2008 EBITDA includes $14 million of branch-closure charges, the $14 million SEC charge, and the $1 million foreign currency transaction loss. Excluding the impact of these items, the company’s full year 2008 pro-forma EBITDA margin was 32.4%, as compared with a pro-forma EBITDA margin of 31.2% for full year 2007 (exclusive of the merger benefit, the foreign currency transaction gains and branch closure charges). The year-over-year improvement in pro-forma EBITDA margin reflects the favorable impact of a shift in revenue mix resulting from the company’s focus on higher margin equipment rentals and the success of the company’s cost-cutting initiatives, partially offset by lower gross profit in a softening construction environment.

Free Cash Flow and Fleet Size
For full year 2008, free cash flow, a non-GAAP measure, was $335 million after total rental and non-rental capital expenditures of $704 million, compared with free cash flow of $242 million after total rental and non-rental capital expenditures of $990 million for full year 2007. The year-over-year increase in free cash flow was largely the result of a reduction in capital purchases, partially offset by the absence of the $91 merger termination benefit that enhanced our 2007 results.
The size of the rental fleet, as measured by the original equipment cost, was $4.1 billion and the age of the rental fleet was 39 months at December 31, 2008, compared with $4.2 billion and 38 months at December 31, 2007.
Return on Invested Capital (ROIC)
Return on invested capital was 11.7% for the 12 months ended December 31, 2008, a decrease of 2.8 percentage points from the same period last year. The company’s ROIC metric uses operating income for the trailing twelve months divided by the averages of stockholders’ equity, debt and deferred taxes, net of average cash.
2009 Outlook
The company also announced that it will suspend issuing formal guidance due to continued uncertainty in the macro-economy and the impact of the credit environment on the company’s customers.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, February 26, 2009, at 11:00 a.m. Eastern Time. The conference call will be available live by audio webcast at unitedrentals.com, where it will be archived, and by calling 866-225-2976.
Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), pro-forma EBITDA, and pro-forma earnings per share (EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. EBITDA represents the sum of (loss) income from continuing operations before (benefit) provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation-rental equipment, goodwill impairment charge and non-rental depreciation and amortization. Pro-forma EBITDA represents EBITDA plus (i) the sum of the charges related to the settlement of the SEC inquiry and branch closures, net, as well as the net foreign currency transaction loss, less, (ii) the sum of the merger termination benefit and net foreign currency transaction gains. Pro-forma EPS represents pro-forma income from continuing operations available to common stockholders divided by pro-forma weighted-average diluted shares outstanding. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and pro-forma EBITDA provide useful information about operating performance and period-over-period growth; and (iii) pro-forma EPS provides useful information concerning future profitability with consideration to the company’s changed capital structure. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities under GAAP, or earnings per share as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow, EBITDA, pro-forma EBITDA and pro-forma EPS expectations to GAAP financial measures is unavailable to the company without unreasonable effort.

About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 625 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 9,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,800 classes of equipment with a total original cost of $4.1 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “seek,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the depth and duration of the current economic downturn and accompanying decreases in North American construction and industrial activities, which have significantly affected revenues and, because many of our costs are fixed, our profitability, and which may further reduce demand and prices for our products and services; (2) our highly leveraged capital structure, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (3) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating our credit facilities and requiring us to repay outstanding borrowings; (4) inability to access the capital that our businesses or growth plans may require; (5) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (6) the outcome or other potential consequences of pending stockholder lawsuits filed in light of the recently-settled SEC inquiry and purported class action lawsuits relating to the terminated merger agreement with Cerberus’ affiliates; (7) incurrence of additional expenses (including indemnification obligations) and other costs in connection with the U.S. Attorney’s Office inquiry, other litigation or regulatory or investigatory matters, related to the foregoing or otherwise; (8) increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment; (9) inability to sell our used fleet in the amounts, or at the prices, we expect; (10) the possibility that companies we’ve acquired or may acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate; (11) turnover in our management team and inability to attract and retain key personnel; (12) rates we can charge and time utilization we can achieve being less than anticipated; (13) costs we incur being more than anticipated, and the inability to realize expected savings in the amounts or time frames planned; (14) dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (15) competition from existing and new competitors; (16) disruptions in our information technology systems; (17) the costs of complying with environmental and safety regulations; (18) labor disputes, work stoppages or other labor difficulties, which may impact our productivity, and potential enactment of new legislation or other changes in law affecting our labor relations or operations generally; (19) exchange rate fluctuations; and (20) shortfalls in our insurance coverage. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2008, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.
# # #
Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2008	2007	% Change	2008	2007	% Change
Revenues:
Equipment rentals	$600	$681	(11.9%)	$2,469	$2,625	(5.9%)
Sales of rental equipment	74	76	(2.6%)	264	319	(17.2%)
New equipment sales	42	53	(20.8%)	179	230	(22.2%)
Contractor supplies sales	43	77	(44.2%)	212	378	(43.9%)
Service and other revenues	32	38	(15.8%)	143	163	(12.3%)

Total revenues	791	925	(14.5%)	3,267	3,715	(12.1%)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	289	289	0.0%	1,140	1,169	(2.5%)
Depreciation of rental equipment	121	116	4.3%	455	437	4.1%
Cost of rental equipment sales	63	61	3.3%	198	235	(15.7%)
Cost of new equipment sales	37	43	(14.0%)	151	190	(20.5%)
Cost of contractor supplies sales	32	61	(47.5%)	162	306	(47.1%)
Cost of service and other revenues	12	16	(25.0%)	58	68	(14.7%)

Total cost of revenues	554	586	(5.5%)	2,164	2,405	(10.0%)

Gross profit	237	339	(30.1%)	1,103	1,310	(15.8%)
Selling, general and administrative expenses	124	152	(18.4%)	514	598	(14.0%)
Charge relating to settlement of SEC inquiry	—	—		14	—
Goodwill impairment charge	1,147	—		1,147	—
Non-rental depreciation and amortization	14	16	(12.5%)	58	54	7.4%

Operating (loss) income	(1,048)	171		(630)	658
Interest expense, net	15	41	(63.4%)	174	187	(7.0%)
Interest expense — subordinated convertible debentures	2	2		9	9
Other income, net	—	(112)		—	(116)

(Loss) income from continuing operations before (benefit) provision for income taxes	(1,065)	240		(813)	578
(Benefit) provision for income taxes	(212)	87		(109)	215

(Loss) income from continuing operations	(853)	153		(704)	363
Loss from discontinued operation, net of taxes	—	—		—	(1)

Net (loss) income	$(853)	$153		$(704)	$362

Preferred stock redemption charge	$—	$—		$(239)	$-
Net (loss) income available to common stockholders	$(853)	$155		$(943)	$369
Diluted (loss) earnings per share:
(Loss) income from continuing operations (inclusive of preferred stock redemption charge)	$(14.25)	$1.36		$(12.62)	$3.26
Loss from discontinued operation	—	(0.01)		—	(0.01)

Net (loss) income	$(14.25)	$1.35		$(12.62)	$3.25

UNITED RENTALS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$77	$381
Accounts receivable, net	454	519
Inventory	59	91
Prepaid expenses and other assets	37	57
Deferred taxes	76	72

Total current assets	703	1,120
Rental equipment, net	2,746	2,826
Property and equipment, net	447	440
Goodwill and other intangible assets, net	229	1,404
Other long-term assets	66	52

Total assets	$4,191	$5,842

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current maturities of long-term debt	$13	$15
Accounts payable	157	195
Accrued expenses and other liabilities	257	310

Total current liabilities	427	520
Long-term debt	3,186	2,555
Subordinated convertible debentures	146	146
Deferred taxes	414	539
Other long-term liabilities	47	64

Total liabilities	4,220	3,824

Common stock	1	1
Additional paid-in capital	466	1,494
Retained earnings (accumulated deficit)	(512)	431
Accumulated other comprehensive income	16	92

Total stockholders’ equity (deficit)	(29)	2,018

Total liabilities and stockholders’ equity (deficit)	$4,191	$5,842

UNITED RENTALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Cash Flows From Operating Activities:
(Loss) income from continuing operations	$(853)	$153	$(704)	$363
Adjustments to reconcile (loss) income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	135	132	513	491
Amortization and write-off of deferred financing and related costs	5	2	20	9
Gain on sales of rental equipment	(11)	(15)	(66)	(84)
Gain on sales of non-rental equipment	(1)	—	(3)	(5)
Goodwill impairment charge	1,147	—	1,147	—
Foreign currency transaction loss (gain)	1	(17)	1	(17)
Non-cash adjustments to equipment	—	7	5	6
Stock compensation expense, net	2	3	6	15
Gain on repurchase of high yield notes	(45)	—	(45)	—
(Decrease) increase in deferred taxes	(216)	20	(129)	61
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	43	74	51	(5)
Decrease in inventory	19	35	31	51
Decrease (increase) in prepaid expenses and other assets	13	(1)	25	—
Decrease in accounts payable	(52)	(60)	(34)	(30)
Increase (decrease) in accrued expenses and other liabilities	6	42	(54)	4

Net cash provided by operating activities — continuing operations	193	375	764	859
Net cash provided by operating activities — discontinued operation	—	—	—	9

Net cash provided by operating activities	193	375	764	868

Cash Flows From Investing Activities:
Purchases of rental equipment	(34)	(85)	(624)	(870)
Purchases of non-rental equipment	(39)	(39)	(80)	(120)
Proceeds from sales of rental equipment	74	76	264	319
Proceeds from sales of non-rental equipment	4	3	11	23
Purchases of other companies	—	—	(17)	(23)

Net cash provided by (used in) investing activities - continuing operations	5	(45)	(446)	(671)
Net cash provided by investing activities - discontinued operation	—	—	—	67

Net cash provided by (used in) investing activities	5	(45)	(446)	(604)

Cash Flows From Financing Activities:
Proceeds from debt	3,264	39	6,347	460
Payments on debt	(3,444)	(111)	(6,068)	(531)
Payments of financing costs	(1)	—	(32)	—
Proceeds from the exercise of common stock options	—	10	3	32
Repurchase of common stock, including fees	—	—	(603)	—
Shares repurchased and retired	—	(1)	(2)	(5)
Excess tax benefits from share-based payment arrangements	—	3	—	31
Cash paid in connection with preferred stock redemption, including fees	—	—	(257)	—

Net cash used in financing activities	(181)	(60)	(612)	(13)
Effect of foreign exchange rates	(6)	(1)	(10)	11

Net increase (decrease) in cash and cash equivalents	11	269	(304)	262
Cash and cash equivalents at beginning of period	66	112	381	119

Cash and cash equivalents at end of period	$77	$381	$77	$381

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2008	2007	% Change		2008	2007	% Change
General Rentals
Reportable segment revenue	$745	$871	(14.5%)		$3,065	$3,492	(12.2%)
Reportable segment operating income (1)	89	158	(43.7%)		478	601	(20.5%)
Reportable segment operating margin (1)	11.9%	18.1%	(6.2 pts	)	15.6%	17.2%	(1.6 pts	)

Trench Safety, Pump and Power
Reportable segment revenue	$46	$54	(14.8%)		$202	$223	(9.4%)
Reportable segment operating income	10	13	(23.1%)		53	57	(7.0%)
Reportable segment operating margin	21.7%	24.1%	(2.4 pts	)	26.2%	25.6%	0.6 pts

Total United Rentals
Reportable segment revenue	$791	$925	(14.5%)		$3,267	$3,715	(12.1%)
Reportable segment operating income (1)	99	171	(42.1%)		531	658	(19.3%)
Reportable segment operating margin (1)	12.5%	18.5%	(6.0 pts	)	16.3%	17.7%	(1.4 pts)
(1) excludes the goodwill impairment charge and the charge related to the settlement of SEC inquiry.

DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
(Loss) income from continuing operations	$(853)	$153	$(704)	$363
Convertible debt interest	—	2	—	2
Subordinated convertible debt interest	—	—	—	5
Preferred stock redemption charge	—	—	(239)	—

(Loss) income from continuing operations available to common stockholders	(853)	155	(943)	370
Loss from discontinued operation, net of taxes	—	—	—	(1)

Net (loss) income available to common stockholders	$(853)	$155	$(943)	$369

Weighted average common shares	59.9	86.1	74.7	83.4
Series C and D preferred shares	—	17.0	—	17.0
Employee stock options and warrants	—	1.3	—	3.0
Convertible subordinated notes	—	6.5	—	6.5
Subordinated convertible debentures	—	3.3	—	3.3
Restricted stock units and phantom shares	—	0.5	—	0.5

Total weighted average diluted shares	59.9	114.7	74.7	113.7

Diluted (loss) income available to common stockholders:
(Loss) income from continuing operations (inclusive of preferred stock redemption charge)	$(14.25)	$1.36	$(12.62)	$3.26
Loss from discontinued operation	—	(0.01)	—	(0.01)

Net (loss) income	$(14.25)	$1.35	$(12.62)	$3.25

UNITED RENTALS, INC.
PRO-FORMA EPS RECONCILIATION
We define “pro-forma EPS” as (i) Income from continuing operations available to common stockholders — Pro-forma divided by (ii) Weighted-average diluted shares outstanding — Pro-forma. Income from continuing operations available to common stockholders — Pro-forma represents the sum of (i) (loss) income from continuing operations available to common stockholders — GAAP, as reported, (ii) the preferred stock redemption charge, (iii) convertible debt interest, (iv) subordinated convertible debt interest and (v) the after-tax impact of (a) goodwill impairment charge, (b) gain on note repurchases, (c) branch closure and asset impairment charges, (d) foreign tax credit valuation allowance and other, (e) charge related to settlement of SEC inquiry; (f) merger termination benefit, and (g) foreign currency transaction (loss) gain. Similarly, Weighted-average diluted shares outstanding — Pro-forma represents the sum of (i) Weighted-average diluted shares outstanding — GAAP, as reported, (ii) convertible shares, (iii) subordinated convertible shares and (iv) other dilutive securities.
For 2007 periods, weighted-average diluted shares outstanding are the same on a GAAP and a pro-forma basis as the GAAP figures include the impact of the convertible shares, subordinated convertible shares and other dilutive securities. Management believes pro-forma EPS provides useful information concerning future profitability with consideration to the company’s changed capital structure. However, pro-forma EPS is not a measure of performance under GAAP. Accordingly, pro-forma EPS should not be considered an alternative to GAAP EPS. The table below provides a reconciliation between Diluted EPS from continuing operations available to common stockholders — GAAP, as reported, and pro-forma EPS.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
NUMERATOR ($ in millions)

(Loss) income from continuing operations available to common stockholders — GAAP, as reported	$(853)	$155	$(943)	$370

Pro-forma adjustments to income from continuing operations available to common stockholders:
Preferred stock redemption charge	—	—	239	—
Convertible debt interest (1)	1	—	2	—
Subordinated convertible debt interest (1)	1	—	5	—

	(851)	155	(697)	370

Pro-forma adjustments to income from continuing operations (after-tax):
Goodwill impairment charge	911	—	911	—
Gain on note repurchases	(26)	—	(26)	—
Branch closure and asset impairment charges	12	—	14	1
Foreign tax credit valuation allowance and other		—	8	—
Charge related to settlement of SEC inquiry	—	—	14	—
Merger termination benefit	—	(59)	—	(57)
Foreign currency transaction loss (gain)	1	(11)	1	(11)

Income from continuing operations available to common stockholders — Pro-forma	$47	$85	$225	$303

DENOMINATOR (Shares in millions)

Weighted-average diluted shares outstanding — GAAP, as reported	59.9	114.7	74.7	113.7

Convertible shares (1)	6.6	—	6.5	—
Subordinated convertible shares (1)	3.6	—	3.4	—
Other dilutive securities (1) (2)	0.2	—	0.8	—

Weighted-average diluted shares outstanding — Pro-forma	70.3	114.7	85.4	113.7

Diluted EPS from continuing operations available to common stockholders — GAAP, as reported	$(14.25)	$1.36	$(12.62)	$3.26

Diluted EPS from continuing operations available to common stockholders — Pro-forma	$0.65	$0.75	$2.62	$2.67
See following page for footnotes to this schedule.

UNITED RENTALS, INC.
PRO-FORMA EPS RECONCILIATION
FOOTNOTES
(1) In our GAAP EPS calculations for the 2008 periods, the impact of the convertible shares, the subordinated convertible shares and other potentially dilutive securities were excluded because these securities are antidilutive; that is, on a GAAP basis, these securities reduce our net loss. For pro-forma purposes, however, we have included these securities and adjusted both the numerator and the denominator as their impact — for pro-forma purposes — is dilutive.
(2) Principally options and warrants.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)
We define “free cash flow” as (i) net cash provided by operating activities — continuing operations less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net cash flow provided by operating activities — continuing operations and free cash flow.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net cash provided by operating activities — continuing operations	$193	$375	$764	$859
Purchases of rental equipment	(34)	(85)	(624)	(870)
Purchases of non-rental equipment	(39)	(39)	(80)	(120)
Proceeds from sales of rental equipment	74	76	264	319
Proceeds from sales of non-rental equipment	4	3	11	23
Excess tax benefits from share-based payment arrangements	—	3	—	31

Free Cash Flow (1)	$198	$333	$335	$242

(1)	Fourth quarter and full year 2007 free cash flow includes $94 and $91, respectively, related to the merger termination benefit.

UNITED RENTALS, INC.
EBITDA AND PRO-FORMA EBITDA GAAP RECONCILIATION
(In millions)
“EBITDA” represents the sum of (loss) income from continuing operations before (benefit) provision for income taxes, interest expense net, interest expense-subordinated convertible debentures, depreciation-rental equipment, goodwill impairment charge and non-rental depreciation and amortization. Pro-forma EBITDA represents EBITDA plus (i) the sum of the charge related to the settlement of the SEC inquiry and branch closure charges, net, as well as the net foreign currency transaction loss, less (ii) the sum of the merger termination benefit and net foreign currency transaction gain. Management believes EBITDA and pro-forma EBITDA provide useful information about operating performance and period-over-period growth. However, EBITDA and pro-forma EBITDA are not measures of financial performance or liquidity under GAAP and accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between (loss) income from continuing operations before (benefit) provision for income taxes and EBITDA and pro-forma EBITDA.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
(Loss) income from continuing operations before (benefit) provision for income taxes	$(1,065)	$240	$(813)	$578
Interest expense, net	15	41	174	187
Interest expense — subordinated convertible debentures	2	2	9	9
Depreciation — rental equipment	121	116	455	437
Goodwill impairment charge	1,147	—	1,147	—
Non-rental depreciation and amortization	14	16	58	54

EBITDA (1)	234	415	1,030	1,265
Merger termination benefit	—	(94)	—	(91)
Foreign currency transaction loss (gain)	1	(17)	1	(17)
Branch closure charges, net	11	—	14	1
Charge relating to settlement of SEC inquiry	—	—	14	—

Pro-forma EBITDA (2)	$246	$304	$1,059	$1,158

(1)	Our EBITDA margin was 29.6% and 44.9% for the three months ended December 31, 2008 and 2007, respectively, and 31.5% and 34.1% for the twelve months ended December 31, 2008 and 2007, respectively.

(2)	Our pro-forma EBITDA margin was 31.1% and 32.9% for the three months ended December 31, 2008 and 2007, respectively, and 32.4% and 31.2% for the twelve months ended December 31, 2008 and 2007, respectively.